Exhibit 5.1
D. Richard Skeith
Partner
Direct Phone: (403) 267-8165
E-mail: rick.skeith@macleoddixon.com
Vivian Mooney
Paralegal
Direct Phone: (403) 267-9593
E-mail: vivian.mooney@macleoddixon.com
June 12, 2008
BY EMAlL AND MAIL
MegaWest Energy Corp.
800, 926 — 5th Avenue SW
Calgary AB T2P 0N7
Dear Sirs:
Re: MegaWest Energy Corp. — 2008 Stock Incentive Plan
We act as Alberta counsel to MegaWest Energy Corp. (the “Corporation”). We have been asked by the Corporation to render an opinion in connection with the Corporation’s preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to an aggregate of 1,950,000 common shares of the Corporation (the “Shares”) which may be issued pursuant to the Corporation’s 2008 Canadian Equity Incentive Plan and its 2008 U.S. Equity Incentive Plan (together the “2008 Plans”).
Scope of Review

For the purposes of our opinion, we have reviewed the following:

(a)	faxed copy of directors’ resolutions dated June 5, 2008;

(b)	the 2008 Plans
We have examined originals or copies, certified or identified to our satisfaction, of the articles and by-laws of the Corporation. In rendering the opinions herein, we have relied only upon our examination of the foregoing documents, and we have made no further or other examinations or investigations, and we have made no independent verification or check of the factual matters set forth in such documents or certificates.

June 12, 2008

Assumptions

In rendering this opinion, we have assumed:

1.	The genuineness of all signatures;

2.	The authenticity and completeness of all documents submitted to us as originals;

3.	The conformity to original documents and the completeness of all documents submitted to us or received by us as conformed copies, certified copies, photocopies or facsimile transmissions, and the authenticity of the originals where certified copies, photocopies or facsimile transmissions have been submitted or received; and

4.	The accuracy, completeness and truth of all facts set forth in corporate records or official public records and certificates and any other documents, certificates or records supplied by corporate or public officials and the identity and capacity of all individuals acting or purporting to act as such.
Practice Restriction
We are solicitors qualified to carry on the practice of law in the Province of Alberta only and we express no opinion as to any laws or matters governed by the laws other than the Province of Alberta and the federal laws of Canada applicable therein in effect as at the date of this opinion.
Opinion
Based and relying upon the foregoing, we are of the opinion that, upon receipt by the Corporation of full payment therefor pursuant to the Corporation’s 2008 Plans, the Shares when issued in accordance with the terms of the Corporation’s 2008 Plans will be validly issued, fully paid and non-assessable.
We hereby consent to the filing of this opinion with the Securities Exchange Commission as an exhibit to the Registration Statement.
Yours truly,
MACLEOD DIXON LLP
Per: